UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 23, 2018 (February 20, 2018)

Date of Report (Date of earliest event reported)

ZERO GRAVITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-55345	46-1779352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 NW Spanish River Boulevard Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

(561) 416-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Unless otherwise provided in this Current Report on Form 8-K, all references to “we,” “us,” “our,” “ZGSI” or the “Company” refer to the Registrant, Zero Gravity Solutions, Inc.

Item 1.01

Entry into a Material Definitive Agreement

On February 20, 2018, BAM Agricultural Solutions, Inc. (“BAM”), a wholly-owned subsidiary of the Company, and Pedro Lichtinger Waisman, Isaac Lichtinger Waisman and Victor Lichtinger Waisman (the “Lichtinger Group”) entered into a License and Business Development Agreement Mexico, effective as of February 13, 2018 (the “Agreement”). Following consummation of the Agreement, the Lichtinger Group will form a company in Mexico (“TBD”), to which BAM will receive a twenty percent (20%) equity ownership interest. The Lichtinger Group will contribute up to USD $500,000 in capital into TBD, with BAM having no initial capital requirement. If TBD requires more than the initial USD $500,000 capital contribution, BAM will have a right to contribute capital pro rata and maintain its ownership percentage.

The Agreement provides TBD with the exclusive right to import, package, sell and distribute BAM’s product lines and promote its brand, as well as other “white label” brands as they are introduced, in the Mexican markets, and a limited manufacturing right to modify the presentation of BAM’s products and dilute such products, all during the term of the Agreement. BAM will retain the right to all of its intellectual property, including any materials produced in connection with the Agreement and BAM’s products, and TBD will have a royalty-free right to reproduce, translate, summarize or otherwise use such materials for the sole purpose of performing pursuant to the Agreement. The exclusivity of the rights licensed to TBD are conditioned upon (i) meeting specified revenue targets beginning on the third anniversary following the successful completion of specified local trials through the tenth anniversary thereof; and (ii) an expansion of the business to target and add a specified number of crops during each of the five (5) years following the successful completion of specified local trials.

In addition to BAM receiving an ownership interest in TBD, the Agreement provides that TBD will pay to BAM USD $100,000 following execution of the Agreement, to be applied toward the Lichtinger Group’s purchase of shares of the Company in connection with the Company’s ongoing private placement of shares of its common stock for USD $3.00 per share. The Agreement further provides that TBD will pay to BAM up to USD $900,000, in the aggregate, upon reaching specified milestones based on completing government/academic trials and revenue hurdles.

The Agreement includes customary representations and warranties from each party, standard confidentiality terms, terms of pricing of the BAM product, shipping and delivery terms, and payment terms for orders in accordance with standard agricultural payment practices in Mexico.

The Agreement may be terminated by a party if the other party materially breaches the agreement and does not cure such breach within sixty (60) days of notice thereof; provided that if the cure cannot reasonably be achieved in that period, such breach is capable of cure and the breaching party diligently pursues such cure, the cure period shall extend to a period reasonably necessary to achieve such cure, but in no case more than six (6) months from the date of notice of said breach. In an event of a bankruptcy or insolvency of BAM preventing it from meeting its obligations under the Agreement, TBD will receive an exclusive license to manufacture the BAM product lines in Mexico, and shall pay to BAM a royalty of eighty percent (80%) of its savings in cost derived from purchasing such products from a manufacturer selected by TBD, as compared to the cost of purchasing from BAM directly.

The Company is providing this report in accordance with Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”), and the notice contained herein does not constitute an offer to sell the Company’s securities, and is not a solicitation for an offer to purchase the Company’s securities. The securities offered have not been registered under the Securities Act, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 8.01

Other Events

On February 22, 2018, the Company issued a press release titled, “Zero Gravity Solutions’ Wholly-owned Subsidiary, BAM Agricultural Solutions, Signs Exclusive Distribution Agreement for the Country of Mexico.” A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release titled “Zero Gravity Solutions’ Wholly-owned Subsidiary, BAM Agricultural Solutions, Signs Exclusive Distribution Agreement for the Country of Mexico”, dated February 22, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zero Gravity Solutions, Inc.

Date: February 23, 2018	By:	/s/ Timothy A. Peach
Timothy A. Peach
Chief Executive Officer